UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2019

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-37963	98-0630022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

96 Pitts Bay Road

Pembroke, HM08, Bermuda

(Address of principal executive offices and zip code)

(441) 279-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common shares	ATH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On June 5, 2019, the Board of Directors (the “Board”) of Athene Holding Ltd. (the “Company”) authorized a contingent increase in the Company’s authority to repurchase our Class A common shares to offset any near-term earnings dilution from the issuance of the Preference Shares (as defined below). This authorization increase for additional repurchases of Class A common shares is estimated to be equivalent to approximately 15% of the offering proceeds, with the final amount to be determined upon closing. Class A common shares may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise, within the guidelines approved by the Board. The size and timing of repurchases under the authorization will depend on legal requirements, market and economic conditions and other factors. Repurchases are solely at the discretion of the Company and may occur in one or more transactions or may not occur at all. The authorization has no expiration date, but may be modified, suspended or terminated by the Board at any time.

In addition, the Company has commenced an offering of its depositary shares, each representing a 1/1,000th interest in a share of     % Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, Series A (the “Preference Shares”), and in connection therewith has filed with the Securities and Exchange Commission pursuant to Rule 424(b) (File No. 333-222392) a preliminary prospectus supplement, dated June 5, 2019 (the “Preliminary Prospectus Supplement”), in which it has in the context of the offering updated information regarding the Company, including certain risk factors related thereto. The section of the Preliminary Prospectus Supplement entitled “Risk Factors—Risks Relating to the Company” is incorporated by reference into this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENE HOLDING LTD.

Date: June 5, 2019	By:	/s/ John Golden
John Golden
Executive Vice President, General Counsel

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